Exhibit 10.2
AMENDMENT TO AMENDED AND RESTATED EMPLOYMENT AGREEMENT
     This AMENDMENT TO AMENDED AND RESTATED EMPLOYMENT AGREEMENT (“Amendment”) is made and entered into this 14th day of January, 2011 by and among CAPITAL BANK (the “Bank”), CAPITAL BANK CORPORATION (“CBC”) and B. Grant Yarber (“Employee”). CBC, along with the Bank, sometimes collectively referred to herein as the “Corporation”.
     WHEREAS, Employee is currently employed with the Corporation under an Amended and Restated Employment Agreement dated September 17, 2008 (the “Employment Agreement”), pursuant to which he currently serves as President and Chief Executive Officer of the Corporation;
     WHEREAS, pursuant to the Investment Agreement dated November 3, 2010 among North American Financial Holdings, Inc., CBC and the Bank (the “Investment Agreement”), the Bank is permitted to enter into this Amendment with Employee to provide for the amendment of the Employment Agreement in order for the Employment Agreement to terminate on November 3, 2011; and
     WHEREAS, the parties to the Employment Agreement desire to amend the Employment Agreement as provided in this Amendment.
     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that the Employment Agreement shall be amended as follows:
     1. NATURE OF EMPLOYMENT. The first sentence of Section 2 “Nature of Employment” is deleted and the following sentences are inserted in lieu thereof:
“Term; Nature of Employment. Subject to the earlier termination provisions set forth in Section 4, the term of this Agreement shall be for the period of time commencing on September 17, 2008 and ending on November 3, 2011. Unless the term of this Agreement is extended by a written amendment, this Agreement shall terminate at the close of business on November 3, 2011 without any further obligation of CBC or any of its affiliates under this Agreement. Following the term of this Agreement, Employee shall be an at-will employee and shall be eligible to receive separation benefits under any severance plan or policy applicable to similarly situated senior executives of the Bank. Prior to the Closing as defined in that certain Investment Agreement dated November 3, 2010 among North American Financial Holdings, Inc., CBC and the Bank, Employee shall serve as President and Chief Executive Officer of CBC and the Bank (collectively, the “Corporation”) and shall have such responsibilities and authority as may be reasonably assigned to him by the Corporation. Immediately following such Closing, Employee shall cease to serve as President and Chief Executive Officer of the Corporation and shall serve as Market President for North Carolina of the Bank directly reporting to the new Chief Executive Officer of the Bank and shall have such responsibilities and authority as may be reasonably assigned to him in this position by the new Chief Executive Officer that are commensurate with Employee’s experience and education.”
     3. GOOD REASON. Section 4(d) is amended as follows:
          (a) the first sentence of Section 4(d) is deleted in its entirety and the following sentence is inserted in lieu thereof:

“For purposes of Sections 4(c) and 5(b)(ii), Good Reason shall mean the occurrence of any of the following events or conditions without the Employee’s prior written consent:”
(b) the following sentence shall be added as the final sentence of Section 4(d):
“Notwithstanding anything contained herein to the contrary, the change in status, title, position, or responsibilities (including reporting responsibilities) that is effected upon the Closing as described in Section 2 above, the assignment of duties and responsibilities to Employee consistent with the position of Market President for North Carolina of the Bank in connection with such change, and the removal of Employee from or failure to reappoint or re-elect him to any position, status or title (including positions, titles and responsibilities with any affiliate) as a result of such changes shall not constitute Good Reason entitling Employee to terminate his employment and receive payments and benefits pursuant to this Agreement.”
     4. CHANGE IN CONTROL DEFINITION. The following sentence shall be added as the final sentence of Section 5(a):
“Notwithstanding anything to the contrary, in no event shall any of the events or transactions set forth above constitute a Change in Control if the holders of 50% or more of the equity interests of the Parent (as defined below) immediately prior to such event or transaction own, directly or indirectly, 50% or more of the equity interests of the Corporation or its successor immediately following such event or transaction. For purposes of the preceding sentence, the “Parent” shall mean the ultimate person or group (each as such term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) that together with their affiliates, directly or indirectly, owns or controls, by share ownership, contract or otherwise, a majority of the equity interests of the Corporation.”
     5. CHANGE IN CONTROL TERMINATION. The provisions of Section 5(b) “Change in Control Termination” are amended as follows:
               (a) Section 5(b)(i) is deleted in its entirety and replaced with the following Section 5(b)(i):
“(i) if during the then remaining term of this Agreement (as set forth in Section 2) after the occurrence of a Change in Control, the Bank terminates Employee’s employment for any reason other than Cause, Disability, or death; or”
               (b) Section 5(b)(ii) is deleted in its entirety and replaced with the following Section 5(b)(ii):
“(ii) if during the then remaining term of this Agreement (as set forth in Section 2) after the occurrence of a Change in Control, Employee terminates his employment with the Bank for “Good Reason.” For purposes of this Section 5(b), “Good Reason” shall have the definition set forth in Section 4(d), as amended.”
     6. COUNTERPARTS. This Amendment may be executed in counterparts, each of which shall be an original, with the same effect as if the signatures affixed thereto were upon the same instrument.

     7. EFFECT OF AMENDMENT. Except as amended hereby, the Employment Agreement shall remain in full force and effect and is hereby ratified and confirmed in all respects by the parties to the Employment Agreement.
     IN WITNESS WHEREOF, this Amendment has been duly executed as of the day and year set forth above.

Employee		Capital Bank

/s/ B. Grant Yarber	By:	/s/ O. A. Keller, III
B. Grant Yarber		O. A. Keller, III

Capital Bank Corporation

	By:	/s/ O. A. Keller, III

O. A. Keller, III